Exhibit 10.29

SANA BIOTECHNOLOGY, INC. CHANGE IN CONTROL SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(Amended February 27, 2024)

1.
Introduction. This Sana Biotechnology, Inc. Change in Control Severance Plan (this “Plan”) was established by the board of directors (the “Board”) of Sana Biotechnology, Inc. (the “Company”) effective as of December 19, 2018, and was amended effective February 27, 2024. The purpose of this Plan is to provide assurances of specified benefits to employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in this Plan. This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.
2.
Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1
“Administrator” means the Board or any committee designated by the Board to administer this Plan, or any person to whom the Administrator has delegated any authority or responsibility with respect to this Plan pursuant to Section 12, but only to the extent of such delegation.
2.2
“Base Pay” means an Eligible Employee’s annualized base salary in effect immediately prior to the termination of employment (or if the termination is due to Good Reason based on a material reduction in base pay under Section 2.16, then the Eligible Employee’s annualized base salary in effect immediately prior to such reduction).

2.3
“Cause” means, with respect to an Eligible Employee, the occurrence of any of the following: (a) an act of dishonesty made by the Eligible Employee in connection with the Eligible Employee’s responsibilities as an employee; (b) the Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Eligible Employee that the Board reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Eligible Employee’s gross misconduct; (d) the Eligible Employee’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Eligible Employee owes an obligation of nondisclosure as a result of the Eligible Employee’s relationship with the Company; (e) the Eligible Employee’s willful breach of any material obligations under any written agreement or covenant with the Company; or (f) the Eligible Employee’s continued substantial failure to perform the Eligible Employee’s employment duties (other than as a result of the Eligible Employee’s physical or mental incapacity) after the Eligible Employee has received a written demand of performance from the CEO (or in the case of Eligible Employees who are VPs, Directors, or Other Employees, from the CEO or such Eligible Employee’s supervisor) that specifically sets forth the factual basis for the CEO’s (or in the case of Eligible Employees who are VPs, Directors or Other Employees, the CEO’s or the Eligible Employee’s supervisor’s) determination that the Eligible Employee has not substantially performed the Eligible Employee’s duties and has failed to cure such non-performance to the CEO’s (or in the case of Eligible

Employees who are VPs, Directors, or Other Employees, the CEO’s or the Eligible Employee’s supervisor’s) reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this Section 2.3, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Eligible Employee pursuant to a direct instruction from the CEO or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Eligible Employee in good faith and in the best interest of the Company.
2.4
“CEO” means the Company’s Chief Executive Officer.
2.5
“Change in Control” shall have the meaning ascribed such term in the Company’s 2018 Equity Incentive Plan, provided, that such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

2.6
“Change in Control Period” means the time period beginning on the date that is three (3) months prior to a Change in Control and ending on the date that is twelve (12) months following the Change in Control.

2.7
“Code” means the Internal Revenue Code of 1986, as amended.
2.8
“Company” means Sana Biotechnology, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under this Plan, by way of merger, acquisition, consolidation or other transaction.

2.9
“Confidential Information” means information (including combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover, or own, that has value in or to Company’s business that is not generally known and that the Company wishes to maintain as confidential. “Confidential Information” includes both information disclosed by the Company to Eligible Employee and information developed or learned by Eligible Employee during the course of employment with the Company. “Confidential Information” also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not the information is identified as Confidential Information. “Confidential Information” includes non-public information that relates to the actual or anticipated business or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including research, product plans, or other information regarding the Company’s products, services, markets, customer lists, and customers (including customers of the Company on which Eligible Employee called or with which Eligible Employee may become acquainted during the term of Eligible Employee’s employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. “Confidential Information” does not include any information that (a) was publicly known or made generally available prior to the time of disclosure by the Company to Eligible Employee; (b) becomes publicly known or made generally available after disclosure by the Company to Eligible Employee through no wrongful action or omission by Eligible Employee; or (c) is in Eligible Employee’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Eligible Employee’s then-contemporaneous written records, except that any combination of individual items of information shall not be deemed to be within any of those exceptions merely because one or more of the individual items are within that exception, unless the combination as a whole is within that exception.
2.10
“Director” means an Eligible Employee with a Director level job (including any Executive Director, Senior Director or Director job level, defined in the Company’s job structure as Levels 11, 10 and 9) with the Company or any subsidiary of the Company.

2.11
“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case the determination of disability under such plan also will be considered “Disability” for purposes of this Plan.

2.12
“Eligible Employee” means an employee of the Company or any parent or subsidiary of the Company as of the date of a Change in Control.
2.13
“Equity Award” means an outstanding award granted to an Eligible Employee by the Company pursuant to the Company’s 2018 Equity Incentive Plan or 2021 Incentive Award Plan, each, as may be amended from time to time, to purchase or receive Shares, including any such award as assumed by, or any award granted in substitution for such awards by, a successor to the Company.
2.14
“ERISA” means the Employee Retirement Income Security Act of 1974,

as amended.

2.15
“EVP” means an Eligible Employee with the job level of “Executive Vice

President” with the Company or any subsidiary of the Company.

2.16
“Good Reason” means, the Eligible Employee’s resignation within thirty

(30) days following the end of the Cure Period (as defined below), without the Eligible Employee’s express written consent, of one or more of the following: (a) a material reduction by the Company in the Eligible Employee’s annual target cash compensation (including Base Pay and target bonus); (b) a material diminution of the Eligible Employee’s authority, duties, or responsibilities relative to the Eligible Employee’s authority, duties, or responsibilities in effect immediately prior to such reduction; (c) a change in the location of the Eligible Employee’s employment of more than fifty (50) miles; or (d) the Company’s material breach of the terms of any material written agreement or covenant with the Eligible Employee related to the Eligible Employee’s provision of services to the Company. In order for an event to qualify as Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time.

2.17
“Other Employee” means an Eligible Employee who is not an EVP, SVP, VP or Director (defined in the Company’s job structure as Levels 1 through 8).

2.18
“Section 409A Limit” means two (2) times the lesser of: (i) the Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.
2.19
“SVP” means an Eligible Employee with the job level of “Senior Vice President” with the Company or any subsidiary of the Company.
2.20
“Severance Benefits” means the compensation and other benefits that the Eligible Employee will be provided under the circumstances described in Section 5.
2.21
“Severance Term” means the period of time following the Eligible Employee’s Involuntary Termination as set forth below:

(a)
Tier 1: 12 months
(b)
Tier 2: 9 months
(c)
Tier 3: 6 months
2.22
“Share” means a share of the Company’s common stock.
2.23
“Target Bonus” means either (i) the Eligible Employee’s target bonus percentage multiplied by the Eligible Employee’s Base Pay or (ii) the target bonus amount (as applicable), in each case, as in effect for the Company’s (or its successor’s) fiscal year in which the Eligible Employee’s Involuntary Termination occurs.

2.24
“Territory” means (a) all counties in the State of Washington, (b) all other states of the United States of America; and (c) all other countries of the world; provided that, with respect to clauses (b) and (c), the Company maintains operations, facilities, or customers in such geographic area prior to the date of the termination of the Eligible Employee’s relationship with the Company.

2.25
“Tier” means the tier of Severance Benefits an Eligible Employee is entitled to receive under this Plan pursuant to Section 5, depending on the rank of the Eligible Employee on the date the right to Severance Benefits is triggered, as set forth below:
2.25.1
“Tier 1” applies to any Eligible Employee who is an EVP or an SVP.
2.25.2
“Tier 2” applies to any Eligible Employee who is a VP or a Director.
2.25.3
“Tier 3” applies to any Eligible Employee who is an Other Employee.
2.26
“VP” means an Eligible Employee with the job level of “Vice President” with the Company or any subsidiary of the Company.
3.
Change in Control Benefits. In the event that the successor corporation does not assume, or provide a substantially economically equivalent substitute award with the same vesting schedule or vesting provisions that are more favorable to the Eligible Employee, for an Equity Award held by an Eligible Employee, such Equity Award will become fully vested and exercisable, if applicable, immediately prior to the Change in Control, in accordance with the terms and conditions of this Plan, provided that any Equity Award that is subject to performance-based vesting shall vest based on the greater of: (a) the number of shares that would have vested (if any) if the performance period ended immediately prior to such Change in Control (based on the actual performance level achieved through such time), or (b) the target award amount.
4.
Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under this Plan, as described in Section 5, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination.

5.
Termination During the Change in Control Period. If, during the Change in Control Period, (i) an Eligible Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than the Eligible Employee’s death or Disability (any such termination of employment described in (i) or (ii), an “Involuntary Termination”), then, subject to the Eligible Employee’s compliance with Section 7, the Eligible Employee will receive the following Severance Benefits from the Company:

5.1
Salary Severance Benefits. A lump-sum payment of cash salary severance equal to the number of months of annualized Base Pay as set forth below:
(a)
Tier 1: 12 months
(b)
Tier 2: 9 months
(c)
Tier 3: 6 months
5.2
Bonus Severance Benefits. A lump-sum payment of cash bonus severance as set forth below:

(a)
Tier 1: 100% of the Target Bonus

(b)
Tier 2 and Tier 3: 100% of the Target Bonus, prorated based on the proportion of the then current fiscal year the Eligible Employee served through the date of the Eligible Employee’s Involuntary Termination

5.3
Continued Medical Benefits. If the Eligible Employee, and any spouse and/or dependents of the Eligible Employee (“Family Members”) has coverage on the date of the Eligible Employee’s Involuntary Termination under a group health plan sponsored by the Company (or by any parent or subsidiary of the Company), the Company will incur on behalf of Eligible Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Eligible Employee’s employment termination, as set forth below, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his Family Members.

(a)
Tier 1: 12 months
(b)
Tier 2: 9 months
(c)
Tier 3: 6 months

5.4
Equity Award Vesting Acceleration. Accelerated vesting as to 100% of any of the Eligible Employee’s Equity Awards that were outstanding as of immediately prior to such Eligible Employee’s Involuntary Termination; provided that any Equity Award that is subject to performance-based vesting shall vest based on the greater of: (a) the number of shares that would have vested (if any) if the performance period ended immediately prior to the Change in Control (based on the actual performance level achieved through such time), or (b) the target award amount.

6.
Limitation on Payments. In the event that the payments and benefits provided for in this Plan or other payments and benefits payable or provided to the Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s payments and benefits under this Plan or other payments or benefits (the “280G Amounts”) will be either:
(a)
delivered in full; or
(b)
delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
6.2
Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with Section 6, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(a)
reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(b)
cancellation of equity awards that were granted (i) “contingent on a change in ownership or control” within the meaning of Code Section 280G or (ii) vest based on a performance condition that is deemed satisfied as the result of the event giving rise to the parachute payment;

(c)
reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and
(d)
reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Eligible Employee have any discretion with respect to the ordering of payment reductions.

6.3
Nationally Recognized Firm Requirement. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by a nationally recognized accounting, consulting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 6.
7.
Conditions to Receipt of Severance. Eligible Employee is required to comply with all the conditions set forth in this Section 7 to receive Severance Benefits under this Plan.

7.1
Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Eligible Employee will be required to sign and not revoke a separation and release of claims agreement in a form reasonably acceptable to the Company (the “Release”), with such changes as may be required by applicable law. In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Eligible Employee’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Eligible Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
7.2
Non-Competition and Non-Solicitation.
7.2.1
As a condition of receiving the Severance Benefits under this Plan, and in order to protect Confidential Information, each Eligible Employee will not, either directly or indirectly, during the Severance Term:

(a)
(i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company at any time during the course of Eligible Employee’s employment with the Company. This covenant shall cover Eligible Employee’s activities in every part of the Territory, as defined herein, to the extent permitted by applicable law. Eligible Employee acknowledges and agrees that fulfillment of the obligations contained in this covenant, including, but not limited to, Eligible Employee’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Eligible Employee’s obligation not to compete is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Eligible Employee further acknowledges the time, geographic, and scope limitations of Eligible Employee’s obligations under this Section 7.2 are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Eligible Employee will not be precluded from gainful employment if Eligible Employee is obligated not to compete with the Company during the period and within the Territory as described above. This Section 7.2.1(a) and Section 7.2.1(b) shall apply to each Eligible Employee, except to the extent that such Eligible Employee was a resident of California on the termination date or otherwise as prohibited by applicable law, and Sections 7.2.1(a) through 7.2.1(d) shall apply to Eligible Employees in Germany solely to the extent such provisions comply with applicable law governing such employees. Notwithstanding the foregoing sentence, in no event shall any Eligible Employee use Confidential Information for any purpose, whether to compete or solicit or service customers, or otherwise.

(b)
solicit sales from any of the Company’s customers for any product or service that (i) competes with any product or service sold or provided by the Company,

(ii) competes with any product or service intended to be sold or provided by the Company at the time of the termination of Eligible Employee’s employment with the Company, or (iii) competed with any product or service sold or provided by the Company at any time during Eligible Employee’s employment with the Company;

(c)
entice any vendor, consultant, collaborator, agent, or contractor of the Company to cease its business relationship with the Company or engage in any activity that would cause them to cease their business relationship with Company; or

(d)
solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage, or take away the Company employees.
7.2.2
Severability. The covenants contained in Section 7.2 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.

Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection 7.2.1 above. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection 7.2.1 above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic, or scope limitations, as the case may be, then permitted by such law.

7.2.3
Reasonableness. The nature of the Company’s business is such that if Eligible Employee were to become employed by, or substantially involved in, the business of a competitor to the Company, it would be difficult not to rely on or use Confidential Information. Therefore, Eligible Employee enters into this Agreement to reduce the likelihood of disclosure of Confidential Information, as well as to protect the value and goodwill of the Company. Eligible Employee acknowledge that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) the Company is engaged in a highly competitive industry, (b) Eligible Employee will have access to Confidential Information, including but not limited to, the Company’s trade secrets, know-how, plans, and strategy (and in particular, the competitive strategy of the Company), (c) in the event Eligible Employee’s employment with the Company ends, Eligible Employee will be able to obtain suitable and satisfactory employment in Eligible Employee’s chosen profession without violating this

Agreement, and (d) these limitations are necessary to protect Confidential Information and the goodwill of the Company.
7.3
Non-Disparagement. During the Severance Term, Eligible Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company, and agrees to refrain from any tortious interference with the contracts and relationships of the Company. For the avoidance of doubt, reports to, or responses to inquiries by, auditors, the Company’s Board of Directors, the audit committee, or any government agency, as long as such reports or responses are truthful, shall not constitute disparagement.

7.4
Other Requirements. An Eligible Employee’s receipt of Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 7 and the terms of any confidentiality, proprietary information and inventions agreement, including any non-competition and non-solicitation covenants contained therein (which are additional obligations, and not replaced by the provisions of this Section 7), and such other appropriate agreements between the Eligible Employee and the Company. Severance Benefits under this Plan will terminate immediately for an Eligible Employee if the Eligible Employee, at any time, violates any such agreement and/or the provisions of this Section 7.

7.5
Whistleblower Protection. Notwithstanding anything to the contrary in this Plan or in any Release contemplated under Section 7, pursuant to 18 U.S.C. § 1833(b), the Eligible Employee understands that the Eligible Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Eligible Employee’s attorney and (B) solely for the purpose of reporting and investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Eligible Employee understands that if the Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Eligible Employee may disclose the trade secret to the Eligible Employee’s attorney and use the trade secret information in the court proceeding if the Eligible Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan, any Release contemplated under Section 7, or any other agreement that the Eligible Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Plan, any Release contemplated under Section 7 or any other agreement that the Eligible Employee has with the Company shall prohibit or restrict the Eligible Employee from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
8.
Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the severance payments and benefits under this Plan will be paid, or in the case of installments, will commence, on the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Eligible Employee during the period immediately following the Eligible Employee’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Eligible Employee on the Severance Start Date, with any remaining payments to be made as provided in this Plan.
9.
Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any

other provision in this Plan to the contrary, if the Eligible Employee is entitled to any severance, change in control or similar benefits outside of this Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under this Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion. Subject to the foregoing, this Plan is not intended to amend, modify, terminate, or supersede any severance, change in control or similar benefits provided under any contract with any Eligible Employee, and to the extent any such contract offers severance, change in control or similar benefits that are more advantageous to the Eligible Employee than the terms hereof, such Eligible Employee shall continue to be entitled to such benefits.

10.
Section 409A.

10.1
Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to an Eligible Employee, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Eligible Employee has a “separation from service” within the meaning of Section 409A.

10.2
It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.4 below or resulting from an involuntary separation from service as described in Section 10.5 below. In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment.

10.3
Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Eligible Employee’s separation from service, will become payable on the earlier of (i) the date six (6) months and one (1) day following the date of the Eligible Employee’s separation from service, (ii) the date of the Eligible Employee’s death or (iii) such earlier date as complies with the requirements of Section 409A. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
10.4
Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 10.1 above.

10.5
Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 10.1 above.

10.6
The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in this Plan, including but not limited to Sections 12 and 14, the Company reserves the right to amend this Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under this Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as result of Section 409A.

11.
Withholdings. The Company will withhold from any payments or benefits under this Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12.
Administration. The Board is the administrator of this Plan (within the meaning of section 3(16)(A) of ERISA). This Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of this Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to this Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to this Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of this Plan must be approved by the Board.

13.
Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in this Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under this Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under this Plan.

14.
Amendment or Termination. Prior to the consummation of a Change in Control, the Company, by action of the Administrator, reserves the right to amend or terminate this Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of this Plan will be in writing. Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity. On or following the consummation of a Change in Control, this Plan may not be terminated or amended until the later of the 12-month anniversary of the consummation of the Change in Control or the date all payments and benefits eligible to be received hereunder shall have been paid.

15.
Claims and Appeals.
15.1
Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under this Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her benefits under this Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under this Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
15.2
Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16.
Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Provided, however, in the event that an Eligible Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan, and provided that the Eligible Employee prevails on at least one material issue related to his or her claim(s) under this Plan, then the Company will reimburse the attorneys’ fees incurred by the Eligible Employee. The reimbursements will be made in accordance with the Company’s normal reimbursement policies following final adjudication of the Eligible Employee’s claims, provided however, that (a) the reimbursements are payable only during the Eligible Employee’s lifetime, (b) the reimbursements will be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expenses were incurred, (c) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit, and (d) the amount of expenses eligible for reimbursement during an Eligible Employee’s taxable year will not affect the expenses eligible for reimbursement to be provided in any other taxable year.
17.
Source of Payments. All Severance Benefits, other than Equity Award acceleration, will be paid in cash from the general funds of the Company; no separate fund will be established under this Plan, and this Plan will have no assets. No right of any person to receive any payment under this Plan will be any greater than the right of any other general unsecured creditor of the Company.
18.
Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
19.
No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of this Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in this Plan, an Eligible Employee may be entitled to benefits under this Plan depending upon the circumstances of his or her termination of employment.

20.
Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.

21.
Applicable Law. The provisions of this Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Washington (but not its conflict of laws provisions).
22.
Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Plan, and this Plan will be construed and enforced as if such provision had not been included.
23.
Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
24.
Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of this Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
25.
Statement of ERISA Rights.

As an Eligible Employee under this Plan, you have certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

(a)
Examine (without charge) all Plan documents, including any

amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review at the Company’s headquarters.
(b)
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, if any, and copies of the latest annual report (Form 5500 Series) and summary plan description. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 15 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding this Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

26.
Additional Information.

Plan Name:	Sana Biotechnology, Inc. Change in Control Severance Plan
Plan Sponsor and Plan Administrator:	Board of Directors Sana Biotechnology, Inc. 188. E. Blaine St #400 Seattle, WA 98102 Tel: 206-701-7914
Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan
Employer Identification Number:	83-1381173
Agent for Service of Legal Process:	Sana Biotechnology, Inc. Attn: General Counsel 188. E. Blaine St #400 Seattle, WA 98102 Tel: 206-701-7914
Plan Year:	January 1-December 31
Plan Number:	501